UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934

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Crown Castle Inc.

(Name of Registrant as Specified in Its Charter)

BOOTS PARALLEL 1, LP

BOOTS, LP

BOOTS GP, LLC

BOOTS CAPITAL MANAGEMENT, LLC

4M MANAGEMENT PARTNERS, LLC

4M INVESTMENTS, LLC

WRCB, L.P.

CHARLES CAMPBELL GREEN III

DAVID P. WHEELER

THEODORE B. MILLER, JR.

TRIPP H. RICE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 21, 2024, Fierce Wireless posted the following article relating to the nomination by Theodore B. Miller, Jr., President of Boots Capital Management, LLC (“Boots Capital”), of four director nominees to the Crown Castle Inc. (“Crown Castle” or the “Corporation”) board of directors. The article is available at: https://www.fiercewireless.com/wireless/crown-castle-co-founder-launches-proxy-fight, and a copy is set forth below.

Crown Castle co-founder launches proxy fight

Fierce Wireless

By Monica Alleven

21 February 2024

•	Last year, activist investor fund Elliott Management relaunched a campaign for “Restoring the Castle”
•	Co-founder Ted Miller, who left the CEO role in 2001, says he has a plan to make Crown Castle great again
•	Crown’s board is saying they plan to right the ship without his help

Crown Castle is basically saying “thanks but no thanks” to one of its co-founders who says he wants to repair the company’s culture and bring it back to prosperity.

In a letter to Crown Castle published Tuesday, company co-founder Ted Miller, 72, said he and his team at Boots Capital Management LLC have a plan for making things right again at Crown Castle.

The plan includes selling the fiber business, becoming a pure-play wireless tower company and running the company more efficiently.

“Crown Castle would be worth tens of billions more today if it had simply held on to its international towers and never ventured into fiber,” Miller told Crown Castle Chairman Rob Bartolo in a letter published Tuesday.

Under his plan, Miller would return to the company as executive chairman – he told Fierce that he does not want to be CEO – and he would bring three other individuals to the board, besides himself. The other three are Charles Green III, David Wheeler and Miller’s son-in-law, Tripp Rice.

In a statement, Crown Castle said no dice to the board nominations. “While we recognize Mr. Miller’s contributions to the formation of Crown Castle more than twenty years ago, Boots Capital’s nominees do not possess the relevant expertise and experience to successfully oversee Crown Castle’s strategy,” Crown stated.

Crown crawling back

Following Crown’s earnings call in January, it looked as though it was starting to piece together a plan. Newly seated interim CEO Tony Malone, a former CTO at Verizon, led the call, explaining that he was optimistic about Crown’s future. A search was underway for a permanent CEO and the board was evaluating what to do with its fiber business.

All of this was going on after Crown Castle came under two attacks by activist investor Elliott Management. In 2020, Elliott blasted Crown mostly for its fiber strategy. Then in 2023, Elliott came back and said Crown disregarded its earlier analysis and continued to underperform compared to its peers.

Not long after Elliott’s second attack, Crown Castle announced the departure of then-CEO Jay Brown, who had been with the company for nearly 25 years. Elliott had been calling for new management as well as a review of the fiber business.

Miller attempts comeback

Now Miller is publicly coming out as wanting to regain control of the company. In an interview, he said he has nothing against Elliott, which identified issues that need to be fixed, but they’re not in it for the long term.

He shared a 39-page plan – a redacted version of it was released Tuesday – in a 90-minute call with the board last month. “Perhaps most revealing was that during my board interview, one director questioned whether we were ‘too in the weeds,’” Miller said. “Yes, we’re in the weeds. It’s what shareholders expect and demand of their board. Board members should be also.”

Part of Miller’s plan is to use digital twin and AI technology to increase efficiencies at Crown. He said Crown Castle currently has 18 towers for each employee, “the worst” among the three major tower providers. He wants to take that number to 23 for each employee by 2026, which is in line with rival American Tower’s U.S. tower operations.

Long history

Miller co-founded Crown Castle in 1994 – he wrote the company’s first check – and served as CEO from 1996 to 2001.

He pointed to a couple major missteps at Crown over the years.

When he left Crown in 2001, it was the first and only international tower company. At one point, they talked about merging with American Tower, but Steve Dodge, the founder of American Tower, declined to engage in talks because he didn’t want to expand outside of the U.S., according to Miller.

Eventually, Crown Castle sold its international assets and American Tower acquired assets outside the U.S. – so despite Crown being known as “Crown Castle International,” it’s not really indicative of its current status. American Tower has the more American-centric name even though it’s global.

Miller questions what the market cap of Crown would be today if it had held onto its international markets.

On the fiber front, Miller’s team put together a list of over 20 potential buyers and financial sources that are under NDA agreements. In their presentation, they said Crown’s fiber business could be sold for up to $15 billion.

Asked if the small cell part of the business would need to be sold along with the fiber business, Miller said they looked at various ways to sell the fiber business and/or keep it, but it’s so complicated to sell the fiber backbone without the small cells that they really need to be sold together. That’s in part because they want to get a deal closed before the end of the year to get more than $1 billion of tax benefits that would not be available beyond year’s end.

Crown Castle’s current management team and board acknowledged having engaged in “multiple discussions” with Miller since late last year and they’re not budging.

“The Crown Castle board and management team are confident in the actions the company is taking to remain well positioned for long term success and shareholder value creation. In particular, during the last two months the company has made significant strides forward toward creating a stronger and more valuable Crown Castle,” the company said this week.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe the Participants’ (as defined below) objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if the underlying assumptions of Boots Capital (as defined below) or any of the other Participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Boots Capital or the other Participants that the future plans, estimates or expectations contemplated will ever be achieved. You should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Except to the extent required by applicable law, neither Boots Capital nor any Participant will undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Certain statements and information included herein have been sourced from third parties. Boots Capital and the other Participants do not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Boots Capital and the other Participants (as defined below) intend to file a preliminary proxy statement and accompanying GOLD universal proxy card (the “Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2024 annual meeting of shareholders (the “2024 Annual Meeting”) of Crown Castle Inc., a Delaware corporation (“Crown Castle” or the “Corporation”).

The participants in the proxy solicitation are currently anticipated to be Boots Parallel 1, LP, Boots, LP (and together with Boots Parallel 1, LP, the “Boots Funds”), Boots Capital Management, LLC (“Boots Capital”), Boots GP, LLC (“Boots GP”), 4M Management Partners, LLC (“4M Management Partners”), 4M Investments, LLC (“4M Investments”), WRCB, L.P. (“WRCB”), Theodore B. Miller, Jr. and Tripp H. Rice (collectively, the “Boots Parties”); and Charles Campbell Green III and David P. Wheeler (together with Mr. Miller and Mr. Rice, the “Boots Nominees,” and together with the Boots Parties, the “Participants”).

Boots GP, as the general partner of each of the Boots Funds, and 4M Management Partners, as the investment advisor of each of the Boots Funds, may each be deemed to beneficially own interests in an aggregate of 784,009 shares of the Corporation’s common stock, $0.01 par value (the “Common Stock”) held in the Boots Funds (including interests in 182,997 shares of Common Stock underlying over-the-counter forward purchase contracts and interests in 601,012 shares of Common Stock underlying over-the-counter share option contracts). WRCB beneficially owns interests in 135 shares of Common Stock underlying a call option. Mr. Miller has direct ownership of 200 shares of Common Stock, which includes 100 shares of Common Stock held of record and 100 shares of Common Stock held of record as tenant in common with his wife. In addition, Mr. Miller may be deemed to beneficially own interests in an aggregate of 784,716.958 shares of Common Stock (which includes interests in 784,009 shares of Common Stock held by the Boots Funds, which Mr. Miller may be deemed to beneficially own as the President and managing member of 4M Management Partners and a Manager and the President of Boots GP, interests in 400 shares of Common Stock underlying call options owned beneficially and as a tenant in common with his wife, interests in 135 shares of Common Stock underlying a call option owned beneficially by WRCB, which Mr. Miller may be deemed to beneficially own as sole member of one of the general partners of WRCB, and 172.958 shares of Common Stock held through the Corporation’s 401(k) Plan in the Crown Castle Stock Fund. Mr. Rice is the record holder of 100 shares of Common Stock and, as the Vice President of 4M Management Partners and a Manager and the Vice President of Boots GP, Mr. Rice may be deemed to beneficially own interests in 784,009 shares of Common Stock held by the Boots Funds. Mr. Green beneficially owns 1,736 shares of Common Stock in joint tenancy with his wife. All of the foregoing information is as of the date hereof unless otherwise disclosed.

IMPORTANT INFORMATION AND WHERE TO FIND IT

BOOTS CAPITAL STRONGLY ADVISES ALL SHAREHOLDERS OF CROWN CASTLE TO READ THE PRELIMINARY PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT, AS WELL AS PROXY MATERIALS FILED BY CROWN CASTLE AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.